EXHIBIT 3.1

AMENDMENT TO THE

AMENDED AND RESTATED BYLAWS OF

AARON’S, INC.

The Amended and Restated Bylaws of Aaron’s, Inc. are hereby amended as follows:

1. Article VII is hereby amended and restated in its entirety as follows:

“ARTICLE VII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1. Indemnification of Directors and Officers. To the fullest extent permitted by law, the corporation shall indemnify, defend and hold harmless any person (an “Indemnified Person”) who is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal (a “Proceeding”) (other than an action or suit by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or, while a director or officer of the corporation, is or was serving in another Corporate Status (as defined below) against all expenses (including, but not limited to, attorneys’ fees and disbursements, court costs and expert witness fees) (collectively, “Expenses”), and against all judgments, fines, penalties and amounts paid in settlement (including any excise tax assessed with respect to an employee benefit plan) (collectively, “Liabilities”) that may be imposed upon or incurred by him or her in connection with or resulting from such Proceeding, if he or she acted in good faith and, in the case of conduct in his or her official capacity, in a manner he or she reasonably believed to be in the best interests of the corporation, and in all other cases, in a manner he or she reasonably believed to not be opposed to the best interests of the corporation, and with respect to any criminal Proceeding, had no reasonable cause to believe his or her conduct was unlawful. “Corporate Status” describes (a) the status of a person who is or was a director or officer of the corporation or an individual who, while a director or officer of the corporation, is or was serving at the corporation’s request as a director, officer, partner, trustee, employee, administrator or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, entity, or other enterprise, and (b) a person’s service in connection with an employee benefit plan at the corporation’s request if such person’s duties to the corporation also impose duties on, or otherwise involve services by, such person to the plan or to participants in or beneficiaries of the plan.

Section 2. Indemnification of Directors and Officers for Derivative Actions. The corporation shall indemnify, defend and hold harmless any Indemnified Person who is or was a party, or is threatened to be made a party, to any threatened, pending or completed Proceeding by or in the right of the corporation, by reason of the fact that he or she is or was a director or officer of the corporation, or, while a director or officer of the corporation, is or was serving in another Corporate Status (a) to the fullest extent permitted by law, against all Expenses that may be imposed upon or incurred by him or her in connection with or resulting from such Proceeding, if he or she acted in good faith and, in the case of conduct in his or her official capacity, in a manner he or she reasonably believed to be in the best interests of the corporation and in all other cases, in a manner he or she reasonably believed to not be opposed to the best interests of the corporation, and with respect to any criminal Proceeding, had no reasonable cause to believe his or her conduct was unlawful, and (b) to the fullest extent permitted by law (including through a determination by a court of competent jurisdiction pursuant to Section 14-2-854 of the Code) against all Expenses and Liabilities that may be imposed upon or incurred by him or her in connection with or resulting from such Proceeding.

Section 3. Indemnification Upon Successful Defense on Merits, Etc. Notwithstanding any other provision of this Article VII, to the extent that an Indemnified Person is, by reason of his or her Corporate Status, a party to and is successful on the merits or otherwise in any Proceeding, the Indemnified Person shall be indemnified against Expenses imposed upon or incurred by him or her in connection with the Proceeding, regardless of whether the Indemnified Person has met the standards set forth in the Code or in this Article VII and without any further action or determination by the board of directors of the corporation or otherwise. If an Indemnified Person is not wholly successful in such Proceeding but is successful on the merits or otherwise as to one or more but less than all claims, issues or matters in such Proceeding, the corporation shall indemnify the Indemnified Person against all Expenses imposed upon or incurred by him or her in connection with each claim, issue or matter with respect to which the Indemnified Person was successful. For the purposes of this Section 3 and without limiting the foregoing, (a) the termination of any claim, issue or matter in any such Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter, and (b) a decision by any government, regulatory or self-regulatory authority, agency or body not to commence or pursue any investigation, civil or criminal enforcement matter or case or in any civil suit, shall be deemed to be a successful result as to such claim, issue or matter. If an Indemnified Person is entitled under any provision of the Code or this Article VII to indemnification by the corporation for some or a portion of the Expenses or Liabilities imposed upon or incurred by him or her in connection with the investigation, defense, appeal or settlement of a Proceeding covered by this Article VII, but is not entitled to indemnification for the total amount thereof, the corporation shall nevertheless indemnify the Indemnified Person for the portion of such Expenses and Liabilities imposed upon or incurred by him or her to which the Indemnified Person is entitled.

Section 4. Indemnification and Advancement of Expenses for Directors and Officers When Acting as a Witness, Etc. To the fullest extent permitted by law, any Indemnified Person who acts as a witness or other participant in any Proceeding, shall be indemnified by the corporation against all Expenses imposed upon or incurred by the Indemnified Person in connection therewith.

Section 5. Indemnification of Employees and Agents. The board of directors shall have the power to cause the corporation to provide to any person who is or was an employee or agent of the corporation all or any part of the right to indemnification and other rights of the type provided under Sections 1, 2, 3, 4, 7 and 12 of this Article VII (subject to the conditions, limitations, obligations and other provisions specified herein), upon a resolution to that effect identifying such employee or agent (by position or name) and specifying the particular rights provided, which may be different for each employee or agent identified. Each employee or agent of the corporation so identified shall be an “Indemnified Person” for purposes of the provisions of this Article VII.

Section 6. Effectuation of Rights. Sections 1, 2, 3, 4 and 7 of this Article VII are intended to, and shall be deemed to, satisfy the requirements for authorization referred to in Section 14-2-859(a) of the Code or any successor provision and any other requirements of applicable law such that the corporation shall be obligated to the maximum extent possible to provide such indemnification and advancement of Expenses without any further requirements for authorization or action referred to in Sections 14-2-853(c) or 14-2-855(c) of the Code or any successor provision, or otherwise. The corporation shall act in good faith and expeditiously take all actions necessary or appropriate to make available the indemnification, advancement of Expenses and other rights provided for Indemnified Persons in this Article VII, and shall expeditiously take all actions necessary or appropriate to remove any impediments or obstacles to such indemnification, advancement of Expenses and other rights. To the extent any determination of entitlement to indemnification is required for purposes of the Code or this Article VII, at the request of the Indemnified Person, such determination shall be made by Special Legal Counsel (as defined below) proposed by the Indemnified Person and reasonably acceptable to the corporation. In the event of any dispute as to whether an Indemnified Person is entitled to indemnification or advancement of Expenses under the Code or this Article VII, the Indemnified Person shall be entitled to an expeditious and final adjudication in the Business Case Division of the Fulton County Superior Court, State of Georgia (the “Fulton County Business Court”), which the corporation agrees shall be the exclusive venue for any court action to determine whether the Indemnified Person is entitled to such indemnification or advancement of Expenses. The corporation shall seek expedited resolution of the matter and agrees that the Fulton County Business Court may summarily determine the corporation’s obligation to advance Expenses. The corporation irrevocably waives trial by jury with respect to the determination whether an Indemnified Person is entitled to indemnification or advancement of Expenses. If an Indemnified Person, pursuant to this Section 6, seeks a judicial adjudication of his or her rights under this Article VII, the Indemnified Person shall be entitled to recover from the corporation, and shall be indemnified by the corporation against, any and all Expenses actually and reasonably incurred by him of her in such judicial adjudication, but only if he or she prevails therein. If it shall be determined in such judicial adjudication that the Indemnified Person is entitled to receive part but not all of the indemnification or advancement of expenses sought, the Expenses incurred by the Indemnified Person in connection with such judicial adjudication shall be appropriately prorated. As used in this Section 6, “Special Legal Counsel” means an attorney with an active membership in good standing in the State Bar of Georgia who is experienced in matters of corporate law and neither he or she, nor his or her law firm, presently is, nor in the past five years has been, retained to represent: (i) the corporation or the Indemnified Person in any other matter material to either such party; or (ii) any other party to the Proceeding giving rise to a claim for indemnification, provided that the term “Special Legal Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the corporation or the Indemnified Person in an action to determine the Indemnified Person’s rights under the Code or this Article VII.

Section 7. Advances. Expenses imposed upon or incurred by an Indemnified Person in defending any Proceeding of the kind described in Sections 1, 2 and 3 hereof shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding as set forth herein. The corporation shall promptly pay the amount of such Expenses to the Indemnified Person, but in no event later than ten days following the Indemnified Person’s delivery to the corporation of a written request for an advance pursuant to this Section 7, together with a reasonable accounting of such expenses; provided, however, that the Indemnified Person shall furnish the corporation a written affirmation of his or her good faith belief that he or she has met the standard of conduct set forth in the Code or that the proceeding involves conduct for which liability has been eliminated under a provision of the Articles of Incorporation of the corporation, as authorized by paragraph (4) of subsection (b) of Section 14-2-202 of the Code or any successor provision, and a written undertaking and agreement, executed personally or on his or her behalf, to repay to the corporation any advances made pursuant to this Section 7 if it shall be ultimately determined that the Indemnified Person is not entitled to be indemnified by the corporation for such amounts. The corporation shall make the advances contemplated by this Section 7 regardless of the Indemnified Person’s financial ability to make repayment. Any advances and undertakings to repay pursuant to this Section 7 shall be unsecured and interest-free.

Section 8. Non-Exclusivity. Subject to any applicable limitation imposed by the Code or the Articles of Incorporation, the indemnification and advancement of expenses provided by or granted pursuant to this Article VII shall not be exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under applicable law or any by-law, resolution or agreement, including as may be approved by the corporation’s shareholders.

Section 9. Insurance. The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving as a director, officer, trustee, general partner, employee or agent of a Subsidiary or, at the request of the corporation, of any other organization or in any other Corporate Status, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Article VII.

Section 10. Security. The corporation may designate certain of its assets as collateral, provide self-insurance or otherwise secure its obligations under this Article VII, or under any indemnification agreement or plan of indemnification adopted and entered into in accordance with the provisions of this Article VII, as the board of directors deems appropriate.

Section 11. Amendment. Any amendment to this Article VII that limits or otherwise adversely affects the right of indemnification, advancement of expenses, or other rights of any Indemnified Person hereunder shall, as to such Indemnified Person, apply only to claims, actions, suits or proceedings based on actions, events or omissions (collectively, “Post Amendment Events”) occurring after such amendment and after delivery of notice of such amendment to the Indemnified Person so affected. Any Indemnified Person shall, as to any claim, action, suit or proceeding based on actions, events or omissions occurring prior to the date of receipt of such notice, be entitled to the right of indemnification, advancement of expenses and other rights under this Article VII to the same extent as if such provisions had continued as part of the by-laws of the corporation without such amendment. This Section 11 cannot be altered, amended or repealed in a manner effective as to any Indemnified Person (except as to Post Amendment Events) without the prior written consent of such Indemnified Person.

Section 12. Agreements. In addition to the rights provided in this Article VII, the corporation shall have the power, upon authorization by the board of directors, to enter into an agreement or agreements providing to any person who is or was a director, officer, employee or agent of the corporation indemnification rights substantially similar to, or greater than, those provided in this Article VII.

Section 13. Continuing Benefits. The indemnification and advancement of expenses provided by or granted pursuant to this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the spouse, heirs, devisees, executors, administrators and other legal representatives of such a person.

Section 14. Successors. For purposes of this Article VII, the terms “the corporation” or “this corporation” shall include any corporation, joint venture, trust, partnership or unincorporated business association that is the successor to all or substantially all of the business or assets of this corporation, as a result of merger, consolidation, sale, liquidation or otherwise, and any such successor shall be liable to the persons indemnified under this Article VII on the same terms and conditions and to the same extent as this corporation.

Section 15. Severability. Each of the sections of this Article VII, and each of the clauses set forth herein, shall be deemed separate and independent, and should any part of any such section or clause be declared invalid or unenforceable by any court of competent jurisdiction, such invalidity or unenforceability shall in no way render invalid or unenforceable any other part thereof or any other separate section or clause of this Article VII that is not declared invalid or unenforceable. If any section, clause or part of this Article VII is determined to be invalid or unenforceable, the corporation in good faith shall expeditiously take all necessary or appropriate action to provide the Indemnified Persons with rights under this Article VII (including with respect to indemnification, advancement of Expenses and other rights) that effect the original intent of this Article VII as closely as possible.

Section 16. Additional Indemnification. In addition to the specific indemnification rights set forth herein, the corporation shall indemnify each of its directors and officers and advance expenses to its directors and officers to the full extent permitted by action of the board of directors without shareholder approval under the Code or other laws of the State of Georgia as in effect from time to time.”